Exhibit 99.1

Contact: Charity Frantz
April 13, 2016	570-724-0225
charityf@cnbankpa.com

C&N Announces FIRST QUARTER 2016 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month period ended March 31, 2016.

Net income per diluted share was $0.29 in the first quarter 2016, as compared to $0.33 per share in the fourth quarter 2015 and $0.31 per share in the first quarter 2015. The return on average assets for the first quarter 2016 was 1.18%, and the return on average equity was 7.60%. Highlights related to C&N’s earnings results for the comparative periods are presented as follows:

First Quarter 2016 as Compared to Fourth Quarter 2015

•	Net interest income totaled $10,033,000 in the first quarter 2016, up from $9,949,000 in the fourth quarter 2015. The net interest margin improved to 3.81% in the first quarter 2016 as compared to 3.69% in the fourth quarter 2015, as the average rate paid on borrowed funds dropped to 2.30% from 3.16%. The lower rate on borrowed funds resulted from a $24 million prepayment of a repurchase agreement in the fourth quarter 2015 with an interest rate of 4.265%, and an increase in short-term borrowings at lower rates than had been incurred on the repurchase agreement.

•	The provision for loan losses was $368,000 in the first quarter 2016, up from $319,000 in the fourth quarter 2015. The higher provision for loan losses in the most recent quarter resulted from an increase in the collectively determined portion of the allowance for loan losses, including the effect of an increase in the average net charge-off percentage used to calculate the allowance due to a partial charge-off of $595,000 on one commercial loan in the first quarter 2016.

•	Noninterest revenue totaled $3,690,000 in the first quarter 2016, down $309,000 (7.7%) from the fourth quarter amount 2015 of $3,999,000. Service charges on deposit accounts were $97,000 (7.9%) lower in the most recent quarter as compared to the fourth quarter 2015, consistent with seasonal trends in most recent years. Other operating income was $102,000 lower in the first quarter 2016 as compared to the fourth quarter 2015, reflecting fourth quarter 2015 income from a life insurance arrangement of $212,000, with no comparative amount received in the first quarter 2016, partially offset by an increase of $134,000 in income from the redemption of tax credits.

•	In the first quarter 2016, realized gains from securities totaled $383,000, including gains from sales of bank stocks of $249,000. In the fourth quarter 2015, C&N had realized gains from securities of $1,776,000 and recognized a loss of $1,663,000 from prepayment of the repurchase agreement (borrowing) described above. In 2015, C&N prepaid the repurchase agreement in two installments, including a second quarter prepayment of $10 million and a fourth quarter prepayment of $24 million. There were no prepayments of borrowings in the first quarter 2016.

•	Noninterest expenses, excluding loss on prepayment of borrowings, totaled $9,072,000 in the first quarter 2016, up $656,000 (7.8%) from $8,416,000 in the fourth quarter 2015. Pensions and other employee benefits expense increased $353,000 in the first quarter 2016 as compared to the fourth quarter 2015, reflecting the timing of payroll taxes and other payroll-related expenses that are typically highest in the first quarter of each year. Professional fees expense increased $114,000 in the first quarter 2016 as compared to the fourth quarter 2015, including increases in the areas of employee sales and service training, information technology, marketing and outsourced commercial loan credit review. Other operating expense increased $174,000, including an increase in charitable donations of $150,000. A substantial portion of the first quarter 2016 donations resulted in tax credits to be applied against 2016 state taxes.

First Quarter 2016 as Compared to First Quarter 2015

•	Net interest income was up $83,000 (0.8%) in the first quarter 2016 as compared to the first quarter 2015. The first quarter 2016 net interest margin improved by 0.07% over the first quarter 2015 due to a lower cost of borrowed funds, reflecting the prepayment of a repurchase agreement as described above, and a more favorable mix of earning assets. Average total loans outstanding increased $77.2 million (12.4%) in the first quarter 2016 as compared to the first quarter 2015, while average total available-for-sale securities fell $94.5 million. The average balance of earning assets fell $23.6 million, reflecting a reduction in funding available for investment, as average total deposits decreased $21.4 million (2.2%).

•	The first quarter 2016 provision for loan losses of $368,000 was $365,000 higher than the comparative first quarter 2015 amount of $3,000. As noted above, the provision in the most recent quarter included the impact of a recent increase in net charge-off experience related to a commercial loan. In comparison, the lower first quarter 2015 provision included the net effect of a decrease in qualitative factor percentages used in determining the collectively evaluated portion of the allowance for loan losses, lower loan balances and a reduction in the specific allowance on impaired loans.

•	Noninterest revenue of $3,690,000 in the first quarter 2016 was higher by $134,000 (3.8%) than the first quarter 2015 amount. Service charges on deposit accounts were $116,000 (11.4%) higher in the first quarter 2016 than in the first quarter 2015, reflecting changes made in the fee structure of certain checking products effective in April 2015.

•	Realized gains from securities of $383,000 in the first quarter 2016 exceeded the first quarter 2015 amount by $309,000.

•	Noninterest expenses, excluding loss on prepayment of borrowings, of $9,072,000 in the first quarter 2016 exceeded the first quarter 2015 amount by $539,000 (6.3%). Salaries and wages expense increased $400,000 (11.5%), reflecting an increase in number of employees and the effects of a significant portion of 2016 employee annual performance evaluations and merit increases occurring in the first quarter. The average number of full-time equivalent employees was 288 in the first quarter 2016, up from 278 in the first quarter 2015, including new positions established for lending, lending support, information technology, training and marketing functions. Professional fees expense increased $133,000 in the first quarter 2016 over the first quarter 2015 amount, including increases related to employee sales and service training, information technology, marketing and outsourced commercial loan credit review.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,216,544,000 at March 31, 2016, as compared to $1,223,417,000 at December 31, 2015 and $1,251,958,000 at March 31, 2015.

•	Net loans outstanding (excluding mortgage loans held for sale) were $693,944,000 at March 31, 2016, as compared to $696,991,000 at December 31, 2015 and up 11.7% from $621,211,000 at March 31, 2015. In comparing outstanding balances at March 31, 2016 and 2015, total residential mortgage loans increased $21.2 million, or 5.8%, and total commercial loans increased $51.6 million, or 20.5%. The major components of the growth in commercial loans outstanding were an increase in loan participations with other financial entities of $24.4 million and an increase in loans to political subdivisions (municipal loans) of $18.9 million.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $153,778,000 at March 31, 2016 as compared to $152,448,000 at December 31, 2015 and $151,272,000 at March 31, 2015.

•	Total nonperforming assets as a percentage of assets was 1.36% at March 31, 2016 as compared to 1.31% at December 31, 2015 and 1.33% at March 31, 2015. Although the total amount of nonperforming assets did not change significantly in the first quarter 2016, the amount of loans past due 30-89 days and accruing interest increased $4.3 million, to $11.4 million at March 31, 2016. The increase in the balance in the 30-89 days delinquent category included one commercial loan with an outstanding balance of $2.7 million that was 35 days past due (and had been current prior to the first quarter 2016), and an increase of $807,000 in 1-4 family residential mortgage loans.

•	Deposits and repo sweep accounts totaled $962,989,000 at March 31, 2016, up from $940,530,000 at December 31, 2015 but down from $982,474,000 at March 31, 2015. The reduction in total deposits and repo sweeps at March 31, 2016 as compared to March 31, 2015 includes a reduction of $15.0 million in time deposits (mainly certificates of deposit and IRAs) and a $6.9 million reduction in noninterest-bearing demand (checking) deposits. At December 31, 2015, municipal deposits were down significantly from previous levels as a result of the Pennsylvania state budget impasse and related delays in funding municipal entities. In early 2016, the current Pennsylvania fiscal budget situation was resolved, and C&N’s deposit levels from these entities increased.

•	Total shareholders’ equity was $188,310,000 at March 31, 2016 as compared to $187,487,000 at December 31, 2015 and $189,103,000 at March 31, 2015. Tangible common equity as a percentage of tangible assets was 14.64% at March 31, 2016, up from 14.28% a year earlier. In July 2014, C&N announced a common stock repurchase plan for the repurchase of up to 622,500 shares, or 5% of the total shares outstanding on July 16, 2014. In the first quarter 2016, 154,350 shares were repurchased for a total cost of $3,070,000, at an average price of $19.89 per share. Cumulatively through March 31, 2016, 589,550 shares had been repurchased. In April 2016, C&N repurchased the remainder of the shares authorized under the program. In total, 622,500 shares were repurchased for a total cost of $12,140,000, at an average price of $19.50 per share.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $826,470,000 at March 31, 2016, up from $814,788,000 at December 31, 2015, and down 0.7% from $832,550,000 a year earlier, reflecting the effect of volatility in overall valuations of U.S. stocks.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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